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Exhibit 23 - Consent of Certified Public Accountant

To the Shareholders and Board of Directors
F & M Bank Corp.

    We consent to the use of our report, dated January 26, 2001, relating to the consolidated balance sheets of F & M Bank Corp. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears on Page 22 in the December 31, 2000 Annual Report on Form 10-K of F & M Bank Corp.

                                    S. B. Hoover & Company, L.L.P.

Harrisonburg, VA
March 28, 2001